Exhibit (h)(8)

NORTHWESTERN MUTUAL SERIES FUND, INC.

December 12, 2006

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Agreement to Waive Mason Street Advisors, LLC Investment Advisory Fees Relating to the Franklin Templeton International Equity Portfolio

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“NMSF”) by and between each of the parties hereto regarding the Investment Advisory Fee for the Franklin Templeton International Equity Portfolio (“Portfolio”), and supersedes that certain Agreement dated November 15, 2006 relating to the same matter. Effective as of the close of business on the date hereof, and ending on May 1, 2008 (unless renewed by the parties hereto), MSA agrees to waive its Investment Advisory Fee such that its management is as follows:

Assets	Fee
Up to $50 million	0.80%
$50 million - $1 billion	0.60%
$1 billion - $1.5 billion	0.58%
Excess over $1.5 billion	0.51%

Very truly yours

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ Kate Fleming
Name:	Kate M. Fleming
Title:	Vice President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:	/s/ Mark Doll
Name:	Mark G. Doll
Title:	President